Exhibit 12.1

NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road – Suite 107-762

Flower Mound, Texas 75022

940-367-6154

December 16, 2025

SETO Holdings, Inc.

6231 Columbia Park Road

Hyattsville, Maryland 20785

Re:       Offering Statement on Form 1-A

Gentlemen:

We have been requested by SETO Holdings, Inc., a Nevada corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A (the “Offering Statement”) relating to the qualification of shares of the Company’s common stock under Regulation A promulgated under the Securities Act of 1933, as amended. Specifically, this opinion relates to (a) 200,000,000 shares of the Company’s $.001 par value common stock (the “Company Shares”) to be offered by the Company and (b) up to 34,900,000 shares of the Company’s $.001 par value common stock (the “Selling Shareholder Shares”) to be offered by the following selling shareholders:

David Ulrich	2,000,000 shares
Jay Kopischke	1,000,000 shares
Nigel Allan	2,000,000 shares
LaVert Phillips	500,000 shares
Patrick Moore	2,000,000 shares
Kyle Dolder	1,000,000 shares
Melvin Costley	1,000,000 shares
Marc Brooks	500,000 shares
Clyde Davis	500,000 shares
Benjamin Cukierman	500,000 shares
1129 Designs, LLC	250,000 shares
Robert Montgomery	750,000 shares
Steel Sporran, LLC	5,000,000 shares
Newlan Law Firm, PLLC	1,350,000 shares
Marbletown Advisors, LLC	15,300,000 shares
Dr. Walter Bowman	750,000 shares
Dyon Toney	250,000 shares
Victoria Kibunja	250,000 shares
MD Global Partners, LLC	10,000,000 shares
Total	44,900,000 shares

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 200,000,000 Company Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of common stock of the Company. We are of the further opinion that the up to 44,900,000 Selling Shareholder Shares have been duly authorized and are or, upon issuance, will be, validly issued, fully paid and non-assessable shares of common stock of the Company.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement.

As of the date hereof, this firm is the holder of a $4,515.00 principal amount convertible note issued in repayment of certain costs advanced on behalf of the Company by this firm.

Sincerely, /s/ Newlan Law Firm, PLLC NEWLAN LAW FIRM, PLLC